Exhibit 99.1

         news release

FOR IMMEDIATE RELEASE

Media Contacts

Michelle Guswiler

Senior Vice President

SIRVA, Inc.

+1 630.468.4760

SIRVA Completes Sale of its Business Services Division in the UK and Ireland

CHICAGO – March 30, 2006 – SIRVA, Inc. (NYSE: SIR), a global relocation services provider, today announced that it has completed the sale of its Business Services Division in the UK and Ireland, including its UK Records Management business, GB Nationwide Crate Hire business and the Irish Security Archives unit, to Crown Worldwide Holdings Ltd.  The transaction was previously announced on March 14, 2006.

With the completion of this transaction, as well as the recent divestitures of other non-core businesses including its insurance business unit and records management subsidiary in Australia and New Zealand, SIRVA has sharpened its focus on its core relocation and moving business.

Proceeds from the sale will be used to reduce debt and for other corporate purposes. SIRVA will file a Form 8-K with the Securities and Exchange Commission related to the completion of the transaction and other matters.

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world.  The company is the leading global provider that can handle all aspects of

-more-

relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and title insurance.  SIRVA conducts more than 365,000 relocations per year, transferring corporate and government employees and moving individual consumers.  The company operates in more than 40 countries with approximately 6,000 employees and an extensive network of agents and other service providers.  SIRVA’s well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet International, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region.  More information about SIRVA can be found on the company’s Web site at www.sirva.com.

# # #